EXHIBIT 10.01

SEPTEMBER 27, 2006

Re:	Amended and Restated Transition Services & General Release Agreement

Dear Jim:

This Amended and Restated Transition Services & General Release Agreement (the “Agreement”) supersedes the previous Transition Services & General Release Agreement entered into by you and VeriSign. This Agreement will confirm that, provided you sign and return this Agreement to me, your employment with VeriSign, Inc. (“VeriSign”) will terminate effective March 3, 2007, unless terminated sooner in accordance with the terms and conditions of this Agreement (the “Termination Date”). In light of what VeriSign anticipates will be a continuing need for your expertise during a transition period, in an effort to ensure an amicable and smooth separation, and in consideration for your execution of this Agreement, VeriSign is prepared to offer you a severance package under the following terms and conditions:

1. Transition Services

A. You agree to continue in your role as General Counsel on a full-time basis until September 30, 2006, unless your employment is terminated for cause before that time pursuant to Section 3 below.

B. Until September 30, 2006, you agree to assist VeriSign, as may be reasonably requested, with (1) its search for a successor General Counsel and (2) the transition of your duties to a successor General Counsel. In the event that a successor General Counsel is fully transitioned into his/her role before September 30, 2006, you will remain employed on a full-time basis until September 30, 2006, with responsibilities to be mutually agreed upon.

C. From October 1, 2006 through March 31, 2007, you will remain employed on a part-time basis as an employee consultant. During this time, you agree to provide legal services for the company on matters on an as-needed as-available basis for up to forty (40) hours per month.

D. Upon the termination of your employment, you agree to sign a General Release Agreement in the form attached as Exhibit A to this Agreement.

2. Consideration from VeriSign.

A. Salary. From the Effective Date of this Agreement through September 30, 2006, VeriSign agrees to pay you a salary in the same amount as the salary it paid to you immediately before the Effective Date of this Agreement, less standard withholdings and deductions. Such payments shall be made according to VeriSign’s standard salary payments schedule.

B. Monthly Retainer. From October 1, 2006 through March 31, 2007, VeriSign will pay you a monthly retainer of Ten Thousand Dollars ($10,000), less standard withholdings and deductions (the “Monthly Retainer”), provided you remain employed by VeriSign during that time and provide legal services for the company on an as-needed as-available basis for up to forty (40) hours per month if requested by VeriSign.

C. Hourly Fee. From October 1, 2006 through March 31, 2007, VeriSign also will pay you at an hourly rate of $250 per hour (the “Hourly Fee”) for your legal services. In order for VeriSign to have the necessary information to pay you the appropriate Hourly Fee for your services, you agree to submit to VeriSign a written summary of your hours worked for the month within thirty (30) days of the end of the month in which the hours were worked.

D. Benefits. From the Effective Date of this Agreement until the Termination Date, you will be provided health insurance, dental insurance and life insurance benefits for yourself and your family all at the same level and rates as you received immediately before the Effective Date of this Agreement. After September 30, 2006, you will no longer accrue paid time off (“PTO”).

E. Vesting of Stock Options. For the purpose of clarification, from the Effective Date of this Agreement until the Termination Date your unvested VeriSign, Inc. stock options will continue to vest in accordance with the terms and conditions of the applicable stock option plan.

F. Option Acceleration. In the event that VeriSign is acquired before the Termination Date and subject to any change of the policy adopted by the Compensation Committee of the Board affecting acceleration of options for all Senior Vice Presidents in the event of a change of control, you will receive acceleration of vesting of fifty percent (50%) of your then unvested options as a Senior Vice President at the time of such an acquisition.

G. Accrued PTO. On or promptly following the Termination Date, you will receive a paycheck for any PTO that you have accrued but not used as of the Termination Date. Payment of accrued but unpaid PTO shall be based on your salary as a full-time employee.

H. Travel & Related Expenses. For the purpose of clarification, during the time you are providing services as an employee consultant you will be eligible to receive reimbursement of any VeriSign work related travel costs and related expenses in accordance with the terms and conditions of the VeriSign Travel and Expense Reimbursement Policy.

I. Except as expressly provided for above, you shall not be entitled to any other or further compensation, remuneration, reimbursement, payments, bonuses, options, stock, or other equity issue of or from VeriSign.

3. Termination. VeriSign may only terminate your employment before March 31, 2007 for cause (“Cause”). For the purposes of this Agreement, “Cause” shall include, but is not limited to: willful misconduct, gross negligence, theft, fraud or other illegal conduct, refusal to perform your job duties, unlawful harassment, and breach of any term of this Agreement. In the event that VeriSign becomes aware of information that would justify terminating your employment for Cause then VeriSign may terminate your employment for Cause at any time effective immediately. In the event that VeriSign terminates your employment for Cause then VeriSign shall pay you the amount due to you as of your Termination Date but thereafter shall have no further payment obligations to you.

You may terminate your employment before March 31, 2007 for any reason upon thirty (30) days prior notice. In the event you terminate your employment, VeriSign shall have no further payment obligations to you.

4. Nonsolicitation. During the term of your employment with VeriSign and for one year after the Termination Date, you agree that you will not solicit, encourage or induce any VeriSign employee to terminate his/her employment with VeriSign for the purpose of either working for you or any other entity. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any entity from hiring any VeriSign employee who seeks employment on his/her own initiative with such entity.

5. Severability. Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

6. Employee Acknowledgements. You acknowledge that the amounts to be paid by VeriSign under this Agreement are adequate consideration for your execution of this Agreement. Your signing this Agreement will acknowledge that you are advised to consult with legal counsel, if you so desire. This Agreement will be binding on your heirs, administrators, representatives, executors, successors and assigns and will inure to the benefit of VeriSign and its successors and assigns. Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms.

7. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be signed via facsimile.

8. Entire Agreement. This Agreement contains the entire agreement between you and VeriSign and supersedes all prior agreements or understandings between you and VeriSign, or any entity that has been acquired by VeriSign, concerning your employment with VeriSign and the other subject matters of this Agreement, with the exception of any confidentiality agreement you may have entered into that protects VeriSign’s confidential information or any agreement you may have entered into that assigns ownership of intellectual property to VeriSign. No changes to this Agreement will be valid unless in writing and signed by both you and an authorized representative of VeriSign.

Please indicate your acceptance of the foregoing by signing below and returning the signed agreement to me.

Yours very truly,

/s/ Dana L. Evan
Dana L. Evan Chief Financial Officer

I, JAMES M. ULAM, HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT.

/s/ James M. Ulam	09/27/06
Signature	Date

/s/ Frances Jennings	09/27/06
Witness	Date

EXHIBIT A – GENERAL RELEASE AGREEMENT

Dear Jim:

This will confirm that your employment with VeriSign, Inc., (“VRSN”), will terminate effective                              (the “Termination Date”). The benefits package being offered to you in an effort to ensure an amicable and smooth separation is detailed in this Agreement between you and VRSN.

1. In consideration for the covenants and promises herein, and provided you sign this Agreement, you will be provided with the following benefits:

1.1 VRSN will make payment to you in an amount equivalent to two months’ COBRA premium (consistent with your current coverage levels), less standard withholding and deductions, assuming you are eligible for COBRA through the VRSN Medical, Dental and/or Vision Plans.

1.2 After the Termination Date, any remaining continuation and/or conversion rights to health insurance benefits will be as provided by applicable law and will follow under separate letter.

1.3 Except as provided for above, you shall not be entitled to any other or further compensation, remuneration, reimbursement payments, options, stock, or other equity issue of or from VRSN.

2. In consideration for the above benefits and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, your signature below indicates your agreement as follows:

2.1 In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, you agree to and hereby do, for yourself and for each of your heirs, executors, administrators and assigns, forever and irrevocably fully release and discharge VRSN (including any subsidiary or affiliated entities, and all of their respective officers, directors, employees, agents, attorneys, representatives, shareholders, predecessors, successors, purchasers, assigns, and representatives) (collectively the “VRSN Parties”) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction that occurred before or as of the Effective Date of this Agreement, including but not limited to your employment with VRSN and your separation from VRSN. This is a General Release. You expressly acknowledge that this General Release includes, but is not limited to, your release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination on the basis of age, race, sex, sexual orientation, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or retaliation, and any claims under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (29 U.S.C. §§ 621 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), and any other claim under any law prohibiting employment discrimination or relating to employment. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You further acknowledge that you have been advised by this writing that: (i) You are advised that you may consult with an attorney prior to executing this Agreement; (ii) You have up to twenty-one (21) days within which to consider this Agreement; (iii) You have seven (7) days following the execution of this Agreement to revoke the Agreement; and (iv) this Agreement shall not be effective until the revocation period has expired. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled and is not an employment benefit. You acknowledge that the amounts to be paid by VRSN under this Agreement are adequate consideration for your execution of this Agreement and for any and all outstanding obligations that may be owed to you by VRSN.

You hereby knowingly waive any and all rights you have or may have under Section 1542 of the California Civil Code. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542 of the Civil Code of California, you expressly consent that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown claims, charges, demands, suits, actions, causes of action and debts, if any. You acknowledge that you understand the significance and consequence of this specific waiver of Section 1542. You understand that this Agreement is not an admission of liability under any statute or otherwise by VRSN, and that VRSN does not admit but denies any violation of your legal rights.

2.2 You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against VRSN or any VRSN Party. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against VRSN or any other VRSN Party.

2.3 You represent that you are not aware of any possible claims by you other than the claims that you have waived and released by this Agreement. You acknowledge that you have been advised of your right to consult with legal counsel and expressly agree to waive any rights you may have to any claims, whether the facts or basis for any cause of action are known or unknown as of the Effective Date of this Agreement, and acknowledge such waiver under any common law principle or statute which may govern waivers of such claims.

2.4 You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against VRSN and/or any VRSN Party, unless under a subpoena or other court order to do so. You further agree both to immediately notify VRSN upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to VRSN. You agree to make yourself available upon reasonable notice from VRSN or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with VeriSign in preparation for such event, and to cooperate with any other reasonable request by VRSN in connection with the defense or prosecution of any lawsuit to which VRSN is a party currently pending or filed after the Termination Date.

2.5 You agree to keep confidential and not to use any trade secret, confidential business or proprietary information which you acquired during your employment with VRSN, including, but not limited to, any VRSN marketing, finance, technology, or sales information, plans, or strategies. This is intended to cover any information of a nature not normally disclosed by VRSN to the general public. You agree that every term of this Agreement, including, but not limited to, the fact that an agreement has been reached and the amount paid, shall be treated by you as strictly confidential, and expressly covenant not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity.

2.6 You agree that from the date you receive this Agreement through the Termination Date you will cooperate in performing work related tasks that may be requested of you by VRSN and you acknowledge that, in its discretion, VRSN may relieve you from performing all work related tasks even before the Termination Date.

2.7 You agree to return to VRSN either on the Termination Date or on any earlier date specified by VRSN any and all property of VRSN, including any files and any documents prepared for or by VRSN, your computer, your ID badge and any other property or equipment issued to you by VRSN.

2.8 You agree to refrain from making any derogatory or disparaging remarks, statements or communications about VRSN.

2.9 Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

2.10 You agree that this Agreement contains the entire agreement between you and VRSN and supersedes all prior or contemporaneous agreements or understandings between you and VRSN, or any entity that has been acquired by VRSN, on the subject matters of this Agreement, except this Agreement does not supersede any portion of any agreements you may have entered into that (i) provides greater protection to VRSN’s confidential or proprietary information, or (ii) assigns ownership to VRSN or any of its subsidiaries of inventions, developments, patents, trademarks, copyrights, trade secrets or any other intellectual property.

3. Please read this Agreement carefully. We will hold this offer open for twenty-one (21) days, although we would hope to conclude this matter as quickly as possible. Your signing this Agreement will acknowledge that you are advised to consult with legal counsel, if you so desire. Your signature below also will indicate that you are entering into this Agreement freely and with a full understanding of its terms. If the terms stated above are acceptable, please confirm your acceptance and agreement by signing your name below in front of a witness, and then return to me the original Agreement signed by you. Please also have the witness sign where indicated. Of course, you can make a copy of the Agreement for yourself. You may revoke your acceptance of this Agreement at any time within seven (7) days after you have returned this signed Agreement to me. Revocation shall be made by delivering written notice of revocation to Human Resources, 487 E. Middlefield Road, Mountain View, CA 94043, and must be received no later than the seventh day after you return the signed Agreement. This Agreement shall not become effective or enforceable until the date on which the revocation period expires (the “Effective Date”) and only provided you have not exercised your right to revocation. No changes to this Agreement will be valid unless in writing and signed by both you and an authorized member of VRSN’s Human Resources department.

I thank you for your service to VRSN and wish you the best of luck in your future endeavors. If you have any questions, or if there is anything that I can do to help you, please feel free to contact me.

Very truly yours,

Dana Evan
Chief Financial Officer

I, JAMES ULAM, HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT.

Signature	Date

Witness	Date